Exhibit 99.1
For Release

February 28, 2007

1:00 p.m. PST

Contacts:

Jim Brill

Senior Vice President & Chief Financial Officer

(818) 878-7900

On Assignment, Inc. Reports Record Revenues for the Fourth Quarter of 2006 and Updates 2007 Developments

Quarterly revenues up 18% year over year to record levels on strong organic growth

 EPS $0.20 and EBITDA up 104% from Q4 2005

 $220 million in gross proceeds from equity and debt offerings used to finance the

 Acquisitions of Vista Staffing Solutions and Oxford Global Resources

Calabasas, CA, February 28, 2006 —On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering, reported revenues for the quarter ended December 31, 2006 of $76,529,000. Net income for the quarter was $6,129,000, or $0.20 per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $4,927,000 and Adjusted EBITDA (EBITDA plus equity-based compensation expense) was $6,004,000. Fourth quarter net income was positively impacted by the full reversal of the remaining valuation allowance on the historical deferred tax assets. The reversal was predicated on the continued profitability of the Company and resulted in a net tax benefit of $2,982,000, or $0.10 per share.

FOURTH QUARTER HIGHLIGHTS and 2007 UPDATE

•                  Revenues for the quarter were $76,529,000, up 18.3% year over year, above the Company’s previously announced estimates and also up sequentially in what is historically a challenging quarter due to seasonal and holiday effects. Lab Support revenues were up 19.0%, Medical Financial & Allied (MF&A) revenues were up 17.5% and Nurse Travel revenues were up 17.9% versus the fourth quarter of 2005.

•                  Consolidated gross margin for the quarter was 27.2%, an improvement of 100 basis points (bps) versus the fourth quarter of 2005.

•                  Selling, General and Administrative (SG&A) expenses were $17,204,000 including $1,077,000 relating to equity-based compensation and severance costs related to the resignation of the CFO for medical reasons, or 22.5% of total revenues, compared with $16,240,000 including $68,000 relating to equity-based compensation, or 25.1% of total revenues in the fourth quarter of 2005.

•                  Completed equity offering in November with gross proceeds of $76.4 million from the sale of 7.64 million shares of common stock.

•                  Cash, cash equivalents and restricted cash totaled $110,161,000 at December 31, 2006, including $71,378,000 in net proceeds from the November equity offering.

•                  A $145 million term loan and $20 million revolving credit facility were arranged through UBS in January 2007.

•                  The acquisition of Vista Staffing Solutions, a leading provider of physician staffing, known as locum tenens, and permanent physician search services, was announced on December 20, 2006 and closed on January 3, 2007.

•                  The acquisition of Oxford Global Resources, Inc., a leading provider of high-end information technology and engineering staffing services, was announced on January 3, 2007 and closed on January 31, 2007.

•                  Jim Brill, a seasoned financial executive, was hired as Senior Vice President & CFO.

For the quarter ended December 31, 2006, consolidated revenues were $76,529,000, an increase of 18.3% compared to $64,701,000 in the same period of 2005. Lab Support revenues were $31,346,000, up 19.0% compared to $26,348,000 in the same period of 2005. Healthcare Staffing revenues, which include our Nurse Travel and MF&A lines of business, were up 17.8% to $45,183,000 compared to $38,353,000 in the same period of 2005. Nurse Travel revenues were $31,997,000, up 17.9% compared to $27,132,000 in the same period of 2005. MF&A revenues increased 17.5% to $13,186,000 compared with $11,221,000 in the same period of 2005.

Operating income for the quarter ended December 31, 2006 was $3,605,000 compared to $744,000 in the fourth quarter of 2005. EBITDA for the quarter increased 104.1% to $4,927,000 compared to $2,414,000 in the fourth quarter of 2005. Adjusted EBITDA for the quarter increased 141.9% to $6,004,000 from $2,482,000 in the fourth quarter of 2005. Net income for the quarter ended December 31, 2006 was $6,129,000, or $0.20 per share, compared to $821,000, or $0.03 per share, for the quarter ended December 31, 2005. Fourth quarter net income was positively impacted by the full reversal of the remaining valuation allowance on the historical deferred tax assets. The reversal was predicated on the continued profitability of the Company and resulted in a net tax benefit of $2,982,000, or $0.10 per share. As a result, the quarter ended December 31, 2006 included an income tax benefit of $1,695,000 versus income tax expense of $150,000 in the year-ago period.

For the year ended December 31, 2006, revenues were up 20.9% to $287,566,000 compared to $237,856,000 in 2005. Net income for 2006 was $11,044,000, or $0.39 per share, which included the $2,982,000, or $0.10 per share, net tax benefit, compared to a net loss of $96,000 in 2005, or $0.00 per share. Adjusted EBITDA grew to $18,523,000 for the full year 2006 from $5,592,000 in 2005.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to report on one of the most exciting and successful quarters in the history of our Company. Counter to historical fourth quarter precedent, we grew revenues sequentially, maintained high gross margins, and increased sequential net income by 127%. For the full year, our revenues grew by 21% while EBITDA increased 191% over 2005. These results were achieved exclusively with organic growth from all of our lines of business.”

Dameris continued, “While we were pleased with our financial performance throughout the year, we took significant steps during the fourth quarter to set the stage for On Assignment’s continued success. After raising gross proceeds of $76.4 million in November from our equity offering, we initiated the acquisitions of Vista Staffing Services (physician staffing) and Oxford Global Resources, Inc (IT and engineering staffing). We have since closed both of these acquisitions. On a pro forma basis, combined revenues for 2006 would have been in excess of $520 million with gross margins of approximately 30%. We believe the augmentation of our healthcare staffing business with Vista and the diversification into IT staffing with Oxford should allow the Company to continue to leverage its success in efficiently delivering high-end professional staffing solutions. Our blend of outstanding service to attractive end markets should yield high growth rates, bill rates, gross margins and EBITDA margins. We welcome Mark Brouse, Vista’s president, and Mike McGowan, Oxford’s president, along with their respective management teams and employees and look forward to achieving our collective goals together.

We also welcomed Jim Brill as our new CFO on January 1, 2007, adding additional strength to an already strong and proven management team.”

Dameris concluded, “Our focus in 2007 will be to continue to grow the combined revenues and profitability of our expanded enterprise. In order to achieve this, we will strive for an efficient integration process, continue to work to increase productivity and control and leverage our indirect expenses.”

Jim Brill, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our fourth quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 33.0%, 21.0% and 28.4%, respectively, and consolidated gross margin improved 100 bps year over year to 27.2%. We ended the quarter with $110.2 million in cash, cash equivalents and restricted cash, including $71.4 million in net proceeds from the November equity offering. Our working capital was $135.5 million, up from $57.8 million in the preceding quarter. Cash provided by operations was $2.5 million; cash from stock option exercises was $0.4 million and capital expenditures increased to $1.1 million from $0.8 million in the preceding quarter.

Brill continued, “We currently expect consolidated revenues of $120.0 to $123.0 million for the quarter ending March 31, 2007. This revenue projection includes Vista results for the entire quarter and two months of Oxford results based on the January 31st closing date. We are projecting consolidated gross margins of approximately 29.0% to 29.5% and consolidated SG&A of $31.5 to $32.5 million. Included in the SG&A projections are equity-based compensation expenses of $875,000, $200,000 of incremental costs associated with audits and Sarbanes-Oxley compliance work for Vista and Oxford, $2.9 million in amortization of intangible assets and financing costs associated with the acquisitions and other depreciation and amortization of $1.5 million. We project earnings per share of approximately $0.02 to $0.04, 35.7 million in weighted average shares outstanding, which includes approximately 795,000 shares issued in conjunction with the Oxford acquisition and an effective tax rate of 38.5%. We are still in the process of allocating the purchase price of Vista and Oxford to amortizable intangibles, and therefore, the related amortization amount is only an estimate, which could range from $2.5 million to $3.0 million. Adjusted EBITDA for the quarter is expected to be between $8 and $9 million. These estimated results consider the seasonal impact of payroll-related taxes in the first quarter of each year.”

Brill concluded, “For the year, assuming fairly stable labor markets, our guidance is for consolidated revenues of $565 to $585 million, which represents pro forma growth of approximately 10% to 14% over 2006. We are projecting consolidated gross margins for the year of 29.5% to 30.2%, consolidated SG&A of $149 to $152 million, including equity-based compensation expense of $5.7 million, $800,000 of incremental costs associated with audits and Sarbanes-Oxley compliance work for Vista and Oxford, a preliminary estimate of $15.1 million for the amortization of intangible assets and deferred financing costs associated with the acquisitions and other depreciation and amortization of $6.7 million. As we are still in the process of finalizing the allocation of the purchase price of Vista and Oxford, the amortization of intangibles could range from $13.5 to $15.5 million. We project earnings per share of approximately $0.25 to $0.28, net interest expense of $9.3 million, 36.2 million in weighted average shares outstanding and an effective tax rate of 38.5%. Adjusted EBITDA is projected to range from $48 to $53 million.”

On Assignment will hold its quarterly conference call to discuss its 2006 fourth quarter financial results tomorrow, Thursday March 1 at 10:30 a.m. EST. Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call. A replay of the conference call can be accessed from approximately 11:30 a.m. EST on Thursday, March 1, 2007 through Friday March 9 by dialing (800) 642-1687 or (706) 645-9291 with conference ID number 8118544.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com. Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering. The corporate headquarters is located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as Lab Support and went public in 1992.  The Company’s branch network encompasses over 80 branch offices across the United States, United Kingdom, Netherlands, Ireland, Belgium, Australia and New Zealand.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance. Such measures also are used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), another term is Adjusted EBITDA (EBITDA plus equity-based compensation expense) which terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2005. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Revenues	$76,529	$75,678	$64,701	$287,566	$237,856
Cost of Services	55,720	54,898	47,717	209,725	174,627
Gross Profit	20,809	20,780	16,984	77,841	63,229
Selling, General and Administrative Expenses	17,204	17,266	16,240	67,900	64,135
Operating Income (Loss)	3,605	3,514	744	9,941	(906)
Interest Income	829	325	227	1,644	681
Pre-tax Income (Loss)	4,434	3,839	971	11,585	(225)
Income Tax (Benefit) Provision	(1,695)	1,140	150	541	(129)
Net Income (Loss)	$6,129	$2,699	$821	$11,044	$(96)

Diluted Earnings (Loss) Per Share	$0.20	$0.10	$0.03	$0.39	$(0.00)
Weighted Average Common and Common Equivalent Shares Outstanding—Diluted	31,066	26,869	27,025	28,052	25,464

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues:
Lab Support	$31,346	$30,588	$26,348	$117,462	$98,730

Nurse Travel	31,997	32,000	27,132	119,613	99,091
Medical Financial and Allied	13,186	13,090	11,221	50,491	40,035
Total Healthcare	45,183	45,090	38,353	170,104	139,126
Consolidated Revenues	$76,529	$75,678	$64,701	$287,566	$237,856

Gross Profit:
Lab Support	$10,357	$9,988	$8,572	$38,143	$31,736

Nurse Travel	6,704	6,505	5,333	24,559	19,877
Medical Financial and Allied	3,748	4,287	3,079	15,139	11,616
Total Healthcare	10,452	10,792	8,412	39,698	31,493
Consolidated Gross Profit	$20,809	$20,780	$16,984	$77,841	$63,229

(Unaudited)

(In thousands)

SELECTED CASH FLOW INFORMATION

	Quarter Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Cash provided by (used for) Operations	$2,493	$2,646	$(106)	$14,494	$3,263
Capital Expenditures	1,057	800	732	4,111	3,825

(Unaudited)

(In thousands)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	December 31, 2006	September 30, 2006	December 31, 2005
Cash, Cash Equivalents and Restricted Cash	$110,161	$35,572	$25,365
Accounts Receivable, net	39,107	41,291	35,325
Working Capital	135,501	57,788	47,629
Total Assets	186,995	107,974	93,705
Current Liabilities	20,424	21,439	16,998
Long-term Liabilities	627	622	70
Stockholders’ Equity	165,944	85,913	76,637

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	December 31, 2006		September 30, 2006		December 31, 2005
Net Income (Loss)	$6,129	$0.20	$2,699	$0.10	$821	$0.03
Interest Income	(829)	(0.03)	(325)	(0.01)	(227)	(0.01)
Income Tax Provision (Benefit)	(1,695)	(0.05)	1,140	0.04	150	0.01
Depreciation	1,080	0.03	1,106	0.04	1,389	0.05
Amortization of Intangibles	242	0.01	243	0.01	281	0.01
EBITDA	4,927	0.16	4,863	0.18	2,414	0.09
Equity-based compensation	1,077	0.03	861	0.03	68	0.00
Adjusted EBITDA	$6,004	$0.19	$5,724	$0.21	$2,482	$0.09

Weighted Average Common and Common Equivalent Shares Outstanding	31,066		26,869		27,025

	Year Ended
	December 31, 2006		December 31, 2005
Net Income (Loss)	$11,044	$0.39	$(96)	$(0.00)
Interest Income	(1,644)	(0.05)	(681)	(0.03)
Income Tax Provision (Benefit)	541	0.02	(129)	(0.01)
Depreciation	4,672	0.17	5,138	0.20
Amortization of Intangibles	957	0.03	1,125	0.05
EBITDA	15,570	0.56	5,357	0.21
Equity-based compensation	2,953	0.10	235	0.01
Adjusted EBITDA	$18,523	$0.66	$5,592	$0.22

Weighted Average Common and Common Equivalent Shares Outstanding	28,052		25,464